UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:   June 23, 2006
(Date of earliest event reported)

THINK PARTNERSHIP INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-32442 (Commission File No.)	87-0450450 (IRS Employer Identification No.)

28050 US 19 North
Suite 509
Clearwater, Florida 33761
(Address of Principal Executive Offices)

(727) 324-0046
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 23, 2006, Messrs. Robert T. Geras, George A. Mellon and Joshua Metnick were appointed to serve on the board of directors of Think Partnership Inc. (the “Company”). Messrs. Geras, Mellon and Metnick are expected to serve on the Company’s audit committee, nominating and corporate governance committee and compensation committee.

Mr. Geras currently serves as President of LaSalle Investments, Incorporated. In April 2005, Mr. Geras became Interim President and CEO of Arryx, Inc., a Chicago technology company which employs holographic laser steering at microscopic and nanoscopic levels to improve manufacturing and processing productivity and profitability in multiple markets that are dependent upon miniaturization. Since 1990, he’s been a co-founder Chairman and the largest shareholder of publicly traded Merge Healthcare (MRGE), an industry leader in eHealth connectivity products for medical imaging. In 1970, Mr. Geras was co-founder of budget motel chain Sixpence Inns which was acquired by Motel 6 for over $200 million in 1989. In 1986 he bought MEDX, Inc. a troubled Rolling Meadows medical equipment company, and sold the company 5 years later for 26 times his cost. Formerly, Mr. Geras was a shareholder and director of the Pullman Bank in Chicago, IsoData, a radioimmunoassay blood analyzing equipment manufacturer, and Alexon, maker of ELISA diagnostic kits for detecting intestinal parasites. Mr. Geras is currently a director of or investor in VideoHomeTours, ShowingTime.com, Capital Growth, Exadigm, Think Partnership, NexVu, 20/20 Technologies, Advanced Diamond Technologies, Intellext, Sivox, Bias Power, and OrthoScan. In addition, Mr. Geras is a founding member and a director of the Illinois Venture Capital Association. Mr. Geras received the “Angel of the Year-2002” award by the Chicago Software Association at their Annual CityLIGHTS ceremony and, in December 2004 at the Illinois Venture Capital Association’s Annual Awards Night, Mr. Geras was presented the Fellows Award for “Extraordinary leadership in early stage venture funding in Illinois.” In addition, on March 1, 2006, Mr. Geras was inducted into the Chicago Area Entrepreneurship Hall of Fame. Mr. Geras is co-founder of the Save Abandoned Babies Foundation which helped facilitate the passage of the Illinois Baby Safe Haven Act in August 2001. Mr. Geras graduated from Northwestern University in 1961.

Mr. Mellon graduated from North Dakota State University in 1968 with a B.S. degree in Economics. Following graduation, Mr. Mellon spent 16 years with INA/CIGNA and in 1984 founded North American Special Risks Associations Inc. (NASRA). NASRA operated as a Managing General Underwriter (MGU) representing several A+ rated insurance companies in the accident and health employee benefits area. Mr. Mellon served as Chairman, President and CEO of NASRA. In 1996, NASRA merged with HCC (NYSE) where Mr. Mellon remained active until 2000 serving as Chairman, President and CEO of HCCES, a division of HCC. He continued with HCC as a consultant. Since January 2001, Mr. Mellon has participated in several private placement ventures via Mellon Enterprises FLP as a passive and also active investor.

Mr. Metnick currently serves as Chairman and CEO of Chicago.com, Inc., as well as Managing Member of Associated Cities LLC which he formed with the owners of NewYorkCity.com, Atlanta.com and  LosAngeles.com. Mr. Metnick currently serves as Chairman of Heilio, Inc., a Chicago-based network and online security services firm, and is a co-founder of Unified Consulting, Inc., a transactionally oriented Internet services development company started in 1999 and based in Los Angeles, California. In 2000, Mr. Metnick founded ePrairie.com, which has grown to become the largest news aggregator and blogging website for the Chicago and Midwest technology business community. He has been cited by Crain’s Chicago Business as a Top 100 Technology Player, and previously co-founded AISNET, an Internet service provider that was sold to Exodus Communications in January 1999. Mr. Metnick holds a bachelor’s degree in finance from the University of Illinois and is a graduate of the Illinois Institute of Aviation.

Item 9.01                             Financial Statements and Exhibits

(d)                 Exhibits

99.1                          Press Release dated June 26, 2006, Announcing Appointment of Messrs. Geras, Mellon and Metnick to the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 28, 2006	THINK PARTNERSHIP INC.

	By:	/s/ SCOTT P. MITCHELL
	Name:	Scott P. Mitchell
	Title:	Chief Executive Officer